UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2016

ACELRX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35068	41-2193603
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

351 Galveston Drive

Redwood City, CA 94063

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 216-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 30, 2016, AcelRx Pharmaceuticals, Inc. (the “Company”) entered into Amendment No. 3 (the “Amendment”) to its Amended and Restated Loan and Security Agreement, dated as of December 16, 2013, and amended as of September 24, 2014, and September 18, 2015 (the “Loan Agreement”), with Hercules Technology II, L.P. and Hercules Capital, Inc. (together, the “Lenders”).  Among other things, the Amendment extends the interest-only period from October 1, 2016 to April 1, 2017.  In connection with the Amendment, the Company reduced the exercise price of the existing warrants held by the Lenders, which are exercisable for an aggregate of 176,730 shares of common stock, from the current exercise price of $3.88 per share to $3.07 per share (the “Warrant Amendments”).  The Amendment also provides that, upon satisfaction of certain conditions (which includes acceptance by the Food and Drug Administration of the Company’s new drug application for product ARX-04), the Company can elect to cause the Lenders to further amend and restate the Loan Agreement in its entirety in substantially the form of Exhibit A to the Amendment.  Among other things, the further amendment and restatement would reflect changes to the interest rate, the maturity date and certain covenants, and would include up to $10 million of additional loans to be made available to the Company on the same terms, which would be subject to approval by Agent’s investment committee (at the Lenders’ sole discretion).  There can be no assurance that the Company’s new drug application for product ARX-04 will be accepted by the Food and Drug Administration or that the Lenders’ investment committee will approve additional loans.  To the extent that the Loan Agreement is further amended and restated, the Company will file a further Form 8-K regarding the effectiveness of the same.

The descriptions of the Amendment and the Warrant Amendments contained herein do not purport to be complete and are qualified in their entirety by reference to such agreements, together with the exhibits thereto, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2016.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above and referenced under Item 1.01 that relates to the Loan Agreement and the Amendment is hereby incorporated by reference into this Item 2.03.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2016	ACELRX PHARMACEUTICALS, INC.

	By:	/s/ Jane Wright-Mitchell
Jane Wright-Mitchell
Chief Legal Officer